Exhibit (a)(5)(ii)

Contacts:

For Investors Kevin Faulkner Nuance Communications, Inc. Tel: 781-565-5000 Email: kevin.faulkner@nuance.com	For Media Holly Spring Nuance Communications, Inc. Tel: 781-565-4893 Email: holly.spring@nuance.com

Nuance Waives eScription Condition in Tender Offer for Transcend Shares

BURLINGTON, Mass., April 19, 2012 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that Nuance and its wholly owned subsidiary, Townsend Merger Corporation, have waived the eScription Condition, as described in the Offer to Purchase dated March 20, 2012, in connection with the cash tender offer for all outstanding shares of common stock of Transcend Services, Inc. (NASDAQ: TRCR). The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, April 25, 2012, and the transaction is expected to close shortly thereafter.

The tender offer is being made pursuant to an Offer to Purchase dated March 20, 2012 and in connection with an Agreement and Plan of Merger dated as of March 6, 2012. Except for the waiver of the eScription Condition, all other terms and conditions of the tender offer remain unchanged.

Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Safe Harbor and Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, and actual outcomes and results could differ materially from current expectations. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. There are a number of factors that could cause actual events or results to differ materially from those indicated in such forward-looking statements, including those set forth in Nuance’s quarterly and annual reports that are on file with the SEC and available on Nuance’s website. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an Offer to Purchase, Letter of Transmittal and related tender offer documents), which was filed by Nuance Communications, Inc. and Townsend Merger Corporation with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2012. In addition, on March 20, 2012, Transcend Services, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement, Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement and related documents will contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Investors and stockholders of Transcend are able to obtain a free copy of these documents and other documents filed by Nuance and Transcend with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free by directing such requests to Nuance at Attention: Investor Relations, One Wayside Road, Burlington, MA 01803. Investors and shareholders of Transcend may obtain a free copy of the solicitation/recommendation statement and other documents from Transcend by directing requests to Transcend, Attention: Investor Relations, One Glenlake Parkway, Suite 1325, Atlanta, GA 30328.

Trademarks and Product Names

Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.